Exhibit 10.1

OTTAWA SAVINGS BANK

NONQUALIFIED DEFERRED COMPENSATION PLAN

ARTICLE I

PURPOSE

1.1

Purpose. The Ottawa Savings Bank Nonqualified Deferred Compensation Plan (the “Plan”) is intended to aid Ottawa Savings Bank (the “Employer”) in retaining and attracting officers of exceptional ability by providing them with the opportunity to defer the payment of their Compensation to a later date, in accordance with the terms of the Plan.

1.2

ERISA Status. It is intended that this Plan will not constitute a “qualified plan” subject to the limitations of section 401(a) of the Code, nor will it constitute a “funded plan,” for purposes of such requirements. The Plan is unfunded and maintained by the Employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1

Definitions. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be a term defined in this Section 2.1. The following words and phrases with the initial letter capitalized will have the meaning set forth in this Section 2.1, unless a different meaning is required by the context in which the word or phrase is used.

“Account” means one or more of the bookkeeping accounts maintained by the Employer on behalf of a Participant, as described in more detail in Article IV.

“Base Pay” means the annual rate of base salary paid by the Employer to an Eligible Person.

“Beneficiary” means the person or persons designated by the Participant to receive a distribution of his or her benefits under the Plan upon the death of the Participant, through a properly executed will or pursuant to a beneficiary designation form prescribed by the Plan Administrator, as applicable, and lastly filed with the Plan Administrator.

“Board” means the Board of Directors of the Employer.

“Cash Incentive Award” means any incentive payment to a Participant pursuant to the Employer’s cash incentive plans, any bonus or commission payments, or any other cash incentive payment designated by the Plan Administrator as an eligible Cash Incentive Award for purposes of this Plan.

“Change in Control” means a change in ownership of Ottawa Savings Bank, a change in the effective control of the Bank or a change in the ownership of a substantial portion of the assets of the Bank, as defined for purposes of Code Section 409A.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Compensation” means a Participant’s Base Pay, Cash Incentive Awards and any other item of compensation that the Plan Administrator determines to be Compensation for purposes of this Plan.

“Disability” means a Participant’s inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

“Effective Date” means October 29, 2014, except as provided otherwise herein.

“Election Form” means the written forms provided by the Plan Administrator pursuant to which the Participant consents to participation in the Plan and makes elections with respect to deferrals. Such Participant consent and elections may be done either in writing or on-line through an electronic signature, as the Plan Administrator prescribes.

“Eligible Person” means an employee that is designated as an Eligible Person by the Plan Administrator. The Eligible Persons as of the effective date of the Plan are listed in Appendix A to the Plan.

“Employer” means Ottawa Savings Bank.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Normal Retirement” means a Participant’s Termination of Employment with the Employer on or after the date that he or she reaches the age of 65.

“Participant” means each Eligible Person who has been designated for participation in this Plan.

“Plan” means the Ottawa Savings Bank Nonqualified Deferred Compensation Plan as set forth herein and as the same may be amended from time to time.

“Plan Administrator” means Compensation Committee of the Board of Directors of the Employer.

“Plan Year” means the calendar year.

“Termination for Cause” shall mean a Termination of Employment upon the occurrence of any of the following events: (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Employer or other conduct harmful or potentially harmful to the Employer’s best interest, as reasonably determined by the Plan Administrator; (ii) any conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony, or any crime involving moral turpitude; or (iii) continued failure to substantially perform Participant’s material obligations and duties of employment with the Employer.

“Termination of Employment” means the date that a Participant ceases performing services for the Employer in the capacity of an employee.

“Trust” means any trust established as a possible source of funds for the payment of benefits under this Plan as provided in Section 7.1.

“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or the Participant’s dependent (as defined in Code section 152, without regard to Code section 152(b)(1), (b)(2) and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant within the meaning of Treasury Regulation §1.409A-3(i)(3)(i), all as determined by the Plan Administrator. Distribution on account of an unforeseeable emergency may not be made to the extent that such hardship is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.

2.2

Construction. If any provision of this Plan is determined to be for any reason invalid or unenforceable, the remaining provisions of this Plan will continue in full force and effect. All of the provisions of this Plan will be construed and enforced in accordance with the laws of the State of Illinois and will be administered according to the laws of such state, except as otherwise required by ERISA, the Code or other applicable federal law.

ARTICLE III

PARTICIPATION AND FORFEITABILITY OF BENEFITS

3.1	Eligibility and Participation.

(a)	Determination of Eligibility. Eligibility to participate in the Plan is limited to Eligible Persons.

(b)	Participation. An Eligible Person will first become a Participant by completing all required forms and making a deferral election pursuant to Section 4.1 of the Plan.

(c)

Limits on Eligibility. The Plan Administrator may at any time, in its sole and absolute discretion, limit the classification of employees eligible to participate in the Plan and/or may limit or terminate an Eligible Person’s participation in the Plan.

3.2

Forfeitability of Benefits. A Participant has a nonforfeitable right to all amounts credited to his Account under this Plan. As provided in Section 7.2, however, each Participant will be only a general creditor of the Employer with respect to the payment of any benefit under this Plan.

ARTICLE IV

DEFERRAL ELECTIONS

4.1

General Rules Regarding Deferral Elections. A Participant may elect to defer all or any portion of his Compensation otherwise payable from the Employer for any Plan Year in which the Plan is in effect. Deferral elections for a given Plan Year shall be made no later than December 31st of the preceding Plan Year, or for new Participants within 30 days of initial eligibility to participate in the Plan. A Participant’s Election Form will only be effective with respect to a single Plan Year and will become irrevocable once submitted. In addition to selecting the amount of a deferral, Participants shall also elect the timing and form of distribution of the amounts deferred at the time the Participant’s Election Form is submitted to the Plan Administrator. Participants may not change the form or timing of a deferral election, unless such change is made in accordance with Section 409A of the Internal Revenue Code and as set forth in Section 4.5 hereof. The Employer shall have the authority to determine the payroll practices under which any component of Compensation subject to a deferral under this Plan will be deducted from a Participant’s Compensation.

4.2

Base Pay Deferrals. Each Eligible Person may elect to defer a designated full percentage of his Base Pay to the Plan, up to a maximum percentage of one hundred percent (100%) of the Employee’s Base Pay for the applicable Plan Year. A Participant shall at all times be one hundred percent (100%) vested in the Base Pay deferred into this Plan.

4.3

Cash Incentive Award Deferrals. Each Eligible Person may elect to defer a designated full percentage of his Cash Incentive Award to the Plan, up to a maximum percentage of one hundred percent (100%) of the Employee’s Cash Incentive Award for the applicable Plan Year. A Participant shall at all times be one hundred percent (100%) vested in the Cash Incentive Award amounts deferred into this Plan.

4.4	Establishing and Crediting Deferral Accounts. The Plan Administer will establish a Deferral Account on its books for each Participant and will credit to the Deferral Account the following amounts:

(a)	Deferrals. The Compensation deferred by the Participant as of the time the Compensation would have otherwise been paid to the Participant.

(b)

Interest. Interest is to be accrued on the account balance based on published prime rate, subject to the terms of this subparagraph (b). The interest rate shall be credited on the first business day of the Plan Year, compounded monthly. The interest rate determined as of the first business day of the Plan Year, or in the case of the initial Plan Year as of the Effective Date, shall be used for the entirety of the Plan Year. The Board may alter the interest crediting formula under this subparagraph (b) prospectively with respect to any future Plan Year. Interest credited to a Deferral Account with respect to any Plan Year under this subparagraph (b) shall not be less than 3.0% percent or greater than 5.0% percent.

(c)

The Plan Administrator will provide each Participant, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the Deferral Account balance as of the end of such Plan Year.

(d)

The Deferral Account is solely a device for measuring amounts to be paid under this Plan. The Deferral Account is not a trust fund of any kind. Each Participant is a general unsecured creditor of the Employer for the payment of benefits. The benefits represent the mere promise of the Employer to pay such benefits. Participant rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by a Participant’s creditors.

4.5

Discretionary Employer Contributions. In addition to any deferral contributions made by a Participant under Sections 4.2 and 4.3 of the Plan, the Employer, in its sole discretion, may, but shall not be required to, credit to a Participant’s Account as a non-elective deferral contribution (a "Employer Contribution") any amount it determines appropriate. The amount so credited, if any, may vary from Participant to Participant and may be zero even if a contribution is made on behalf of another Participant. The Employer may also express an Employer Contribution as a matching contribution equal to a percentage of the Participant’s annual elective deferral contributions, if any.

ARTICLE V

DISTRIBUTION OF BENEFITS

5.1

Timing. At the time a Participant elects to defer Compensation hereunder, the Participant shall designate the timing of the distribution of the amounts deferred. Distributions to a Participant shall commence upon a fixed date (as determined by the Participant), Normal Retirement, the Participant’s death or Termination of Employment for reasons other than Normal Retirement and the Participant’s death. If a Participant selects a fixed distribution date with respect to deferrals of Compensation for any Plan Year, the selected deferral period shall be at least equal to one (1) year following the end of the Plan Year to which the deferral relates, unless such deferral is an Employer Contribution subject to a vesting schedule (if any). Participants may also make a special Change in Control Election as noted under Section 5.5 of this Plan.

5.2

Form of Distribution. At the time a Participant elects to defer Compensation hereunder, the Participant shall designate the form of the distribution of the amounts deferred from among the following options: (1) a lump sum cash payment, or (2) equal installment payments over a five (5) year period. Distributions will be made or commence as soon as practicable following the event that results in the Participant becoming eligible for a distribution.

5.3

Potential Accelerated Distribution Events. The Plan Administrator shall have the sole discretion to accelerate the distribution of a Participant’s Account in connection with any of the following events:

(a)

The Plan Administrator may accelerate payment of a Participant’s vested Account to the extent that (i) the aggregate amount in the Participant’s Account does not exceed the applicable dollar amount under section 402(g)(1)(B) of the Code, (ii) the payment results in the termination of the Participant’s entire interest in the Plan and any plans that are aggregated with the Plan pursuant to Treas. Reg. Section 1.409A-1(c)(2), and (iii) the Plan Administrator’s decision to settle the Participant’s Account is evidenced in writing no later than the date of payment.

(b)

The Plan Administrator may accelerate payment of all or a portion of a Participant’s vested Account (i) to pay the Federal Insurance Contributions Act (“ FICA ”) tax imposed under sections 3010, 3121(a) and 3121(v)(2) of the Code (the “ FICA Amount ”), or (ii) to pay the income tax at source on wages imposed under section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount and the additional income tax at source on wages attributable to the pyramiding section 3401 of the Code wages and taxes; provided, however, that the total payment under this Section 5.6(b) shall not exceed the FICA Amount and the income tax withholding related to the FICA Amount.

(c)

The Plan Administrator may accelerate payment of all or a portion of a Participant’s vested Account to the extent that the Plan fails to meet the requirements of section 409A of the Code; provided that, the amount accelerated shall not exceed the amount required to be included in income as a result of the failure to comply with section 409A of the Code.

(d)

The Plan Administrator may accelerate payment of all or a portion of a Participant’s vested Account where the payment is part of a settlement between the Employer and the Participant of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

5.4

Change in Deferral Elections. If permitted by the Plan Administrator, but subject to limitations below, a Participant may elect to change the time or form of payment to him, by submitting a new Election Form to the Committee, provided the following conditions are met:  (i) such change will not take effect until at least twelve (12) months after the date on which the new election is made and approved by the Committee; (ii) if the original election is pursuant to a specified time or fixed schedule, the change cannot be made less than twelve (12) months before the date of the first scheduled original payment, and (iii) in the case of an election related to a payment other than a payment on account of death or Unforeseeable Emergency, the first payment with respect to which the change is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made.

5.5

Payments upon Change in Control or Unforeseeable Emergency. A Participant may also, solely to the extent permitted by the Plan Administrator, direct that all of the amounts then allocated to the Participant's Account be distributable to the Participant upon a Change in Control (as defined in Section 2.1 of this Plan), or that all or a portion of the amounts otherwise payable to the Participant be distributable in the event of an Unforeseeable Emergency (as defined Section 2.1 of this Plan), in which event the amount of any further scheduled distribution shall be reduced by the amount previously distributed on account of such event. A Participant may, in accordance with the rules established by the Employer, make a written request for a withdrawal from the Plan for an Unforeseeable Emergency.

5.6

Specified Employee. Notwithstanding anything herein to the contrary, to the extent required by Section 409A of the Code and the regulations issued thereunder, benefits payable under the Plan to any Participant who is a “specified employee” for purposes of Section 409A of the Code shall be delayed for a period of six (6) months from the otherwise applicable distribution date.

ARTICLE VI

PAYMENT LIMITATIONS

6.1

Legal Disability. If a person entitled to any payment under this Plan is, in the sole judgment of the Plan Administrator, under a legal disability, or otherwise is unable to apply such payment to his or her own interest and advantage, the Plan Administrator, in the exercise of its discretion, may direct the Employer or payor of the benefit to make any such payment in any one or more of the following ways:

(a)	Directly to such person;

(b)	To his or her legal guardian or conservator; or

(c)	To his or her spouse or to any person charged with the duty of his or her support, to be expended for his or her benefit and/or that of his or her dependents.

The decision of the Plan Administrator will in each case be final and binding upon all persons in interest, unless the Plan Administrator reverses its decision due to changed circumstances.

6.2

Assignment. Except in connection with a valid domestic relations order, no Participant or Beneficiary will have any right to assign, pledge, transfer, convey, hypothecate, anticipate or in any way create a lien on any amounts payable under this Plan. No amounts payable under this Plan will be subject to assignment or transfer or otherwise be alienable, either by voluntary or involuntary act, or by operation of law, or subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process, or be liable in any way for the debts or defaults of Participants and their Beneficiaries.

ARTICLE VII

FUNDING

7.1

Funding. Benefits under this Plan will be funded solely by the Employer. Benefits under this Plan will constitute an unfunded general obligation of the Employer, but the Employer may create reserves, funds and/or provide for amounts to be held in trust to fund such benefits on its behalf. Payment of benefits may be made by the Employer, any trust established by the Employer or through a service or benefit provider to the Employer or such trust.

7.2

Creditor Status. Participants and their Beneficiaries will be general unsecured creditors of the Employer with respect to the payment of any benefit under this Plan. In the event the Employer establishes a trust in connection with the Plan, the trust assets shall remain at all times subject to claims by their general creditors in accordance with applicable law.

ARTICLE VIII

ADMINISTRATION

8.1

The Board. The overall administration of the Plan will be the responsibility of the Board, or any entity, committee or individual(s) the Board may delegate the responsibility of administering the Plan.

8.2

Powers of Board. The Board will have sole and absolute discretion regarding the exercise of its powers and duties under this Plan. In order to effectuate the purposes of the Plan, the Board will have the following powers and duties:

(a)	To appoint a Plan Administrator.

(b)	To review and render decisions respecting a denial of a claim for benefits under the Plan;

(c)	To construe the Plan and to make equitable adjustments for any mistakes or errors made in the administration of the Plan; and

(d)	To determine and resolve, in its sole and absolute discretion, all questions relating to the administration of the Plan and any trust established to secure the assets of the Plan.

The foregoing list of express powers is not intended to be either complete or conclusive, and the Board will, in addition, have such powers as it may reasonably determine to be necessary or appropriate in the performance of its powers and duties under the Plan.

8.3

Appointment of Plan Administrator. The Board will initially appoint the Compensation Committee of the Employer to act as the Plan Administrator. The Plan Administrator will have the responsibility and duty to administer the Plan on a daily basis. The Board may delegate all or some of its powers under the Plan to the Plan Administrator. The Board may change the Plan Administrator at any time.

8.4

Indemnification of Board and Plan Administrator. To the extent not covered by insurance, or if there is a failure to provide full insurance coverage for any reason, and to the extent permissible under corporate by-laws and other applicable laws and regulations, the Employer agrees to hold harmless and indemnify the Board and Plan Administrator against any and all claims and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including, without limitation, costs of defense and reasonable attorneys’ fees, based upon or arising out of any act or omission relating to or in connection with the Plan other than losses resulting from the Board’s, or any such person’s commission of fraud or willful misconduct.

8.5	Claims for Benefits.

(a)

Initial Claim. In the event that an Eligible Person, Participant or his or her Beneficiary claims to be eligible for benefits, or claims any rights under this Plan, such “ Claimant ” must complete and submit such claim forms and supporting documentation as will be required by the Plan Administrator, in its sole and absolute discretion. Likewise, any Claimant who feels unfairly treated as a result of the administration of the Plan, must file a written claim, setting forth the basis of the claim, with the Plan Administrator. In connection with the determination of a claim, or in connection with review of a denied claim, the claimant may examine this Plan, and any other pertinent documents generally available to Participants that are specifically related to the claim.

(b)

Claim Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is approved or denied, unless the Plan Administrator determines that special circumstances beyond the control of the Plan require an extension of time, in which case the Plan Administrator may have up to an additional ninety (90) days to process the claim. If the Plan Administrator determines that an extension of time for processing is required, the Plan Administrator shall furnish written or electronic notice of the extension to the Claimant before the end of the initial ninety (90) day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Plan Administrator expects to render its decision.

(c)	Notice of Denial. If the Plan Administrator denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

(i)	The specific reason(s) for the denial;

(ii)	Specific reference to the pertinent Plan provisions on which such denial is based;

(iii)	A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary;

(iv)

A description of the Plan’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following a denial of the claim on appeal; and

(v)	If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.

(d)

Appeal Procedures. A request for appeal of a denied claim must be made in writing to the Plan Administrator within sixty (60) days after receiving notice of denial. The decision on appeal will be made within sixty (60) days after the Plan Administrator’s receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than 120 days after receipt of a request for appeal. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision. The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Plan Administrator. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(e)	Notice of Decision on Appeal. If the Plan Administrator denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

(i)	The specific reason(s) for the denial;

(ii)	Specific references to the pertinent Plan provisions on which such denial is based;

(iii)	A statement that the Claimant may receive without cost all relevant records;

(iv)	A description of the Plan’s voluntary procedures and deadlines, if any;

(v)	A statement of the Claimant’s right to sue under Section 502(a) of ERISA; and

(vi)	If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.

(f)

Claims Procedures Mandatory. The internal claims procedures set forth in this Section 8.6 are mandatory. If a Claimant fails to follow these claims procedures, or to timely file a request for appeal in accordance with this Section 8.6, the denial of the Claim shall become final and binding on all persons for all purposes.

8.6

Receipt and Release of Necessary Information. In implementing the terms of this Plan, the Plan Administrator may, without the consent of or notice to any person, release to or obtain from any other insuring entity or other organization or person any information, with respect to any person, which the Plan Administrator deems to be necessary for such purposes. Any Participant or Beneficiary claiming benefits under this Plan will furnish to the Plan Administrator such information as may be necessary to determine eligibility for and amount of benefit, as a condition of claiming and receiving such benefit.

8.7

Overpayment and Underpayment of Benefits. The Plan Administrator may adopt, in its sole and absolute discretion, whatever rules, procedures and accounting practices are appropriate in providing for the collection of any overpayment of benefits.

ARTICLE IX

OTHER BENEFIT PLANS OF THE EMPLOYER

9.1

Other Plans. Nothing contained in this Plan will prevent a Participant prior to his or her death, or a Participant’s spouse or other Beneficiary after such Participant’s death, from receiving, in addition to any payments provided for under this Plan, any payments provided for under any other plan or benefit program of the Employer, or which would otherwise be payable or distributable to him or her, a surviving spouse or Beneficiary under any plan or policy of the Employer or otherwise. Nothing in this Plan will be construed as preventing the Employer from establishing any other or different plans providing for current or deferred compensation for Employees.

ARTICLE X

AMENDMENT AND TERMINATION OF THE PLAN

10.1	Continuation. The Employer intends to continue this Plan indefinitely, but nevertheless assumes no contractual obligation beyond the promise to pay the benefits described in this Plan.

10.2

Amendment of Plan. The Employer reserves the right in its sole and absolute discretion to amend this Plan in any respect at any time. No amendment may adversely impact the amount of benefits a Participant has accrued under the Plan at such time except to the extent required by applicable law.

10.3

Termination of Plan. The Employer may terminate or suspend this Plan in whole or in part at any time, provided that no such termination or suspension will deprive a Participant, or person claiming benefits under this Plan through a Participant, of any amount credited to his or her Accounts under this Plan up to the date of suspension or termination, except as required by applicable law.

The Plan may be terminated and liquidated under the following circumstances:

(a)

Corporate Dissolution or Bankruptcy. The Board may terminate and liquidate the Plan within twelve (12) months of a corporate dissolution taxed under section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that the amounts deferred under the Plan are included in Participants’ gross incomes in the latest of the following years (or if earlier, the taxable year in which the amount is actually or constructively received):

(i)	The calendar year in which the Plan termination and liquidation occurs.

(ii)	The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture.

(iii)	The first calendar year in which the payment is administratively practicable.

(b)

Termination of Plan. The Board may terminate and liquidate the Plan provided that (i) the termination and liquidation does not occur by reason of a downturn of the financial health of the Employer, (ii) all plans or arrangements that would be aggregated with the Plan under section 409A of the Code are also terminated and liquidated, (iii) no payments in liquidation of the Plan are made within twelve (12) months of the date of termination of the Plan other than payments that would be made in the ordinary course operation of the Plan, (iv) all payments are made within twenty-four (24) months of the date the Plan is terminated and (v)  the Employer, as applicable depending on whether the Plan is terminated with respect to such entity, do not adopt a new plan that would be aggregated with the Plan within three (3) years of the date of the termination of the Plan.

ARTICLE XI

MISCELLANEOUS

11.1

No Reduction of Employer Rights. Nothing contained in this Plan will be construed as a contract of employment between the Employer and a Participant, or as a right of any Participant to continue in the employment of the Employer, or as a limitation of the right of the Employer to discharge any Participant.

11.2	Provisions Binding. All of the provisions of this Plan will be binding upon all persons who will be entitled to any benefit hereunder, their heirs and personal representatives.

11.3	Withholding of Taxes. The tax imposed by Code Section 3121 with respect to any amount deferred pursuant to the Plan shall be withheld from the portion of the Participant’s Compensation that is not deferred pursuant to this Plan. Distributions under the Plan shall be reduced by all federal, state and local taxes required to be withheld therefrom.

11.4	Governing Law. The Plan shall be construed, administered and enforced according to the State of Illinois, except to the extent pre-empted by federal law.

11.5

Beneficiary. In the event that the Participant dies prior to receipt of all amounts payable to him pursuant to the Plan, all remaining amounts credited to his account will be paid to one or more Beneficiaries designated by the Participant. If not Beneficiary is named, payment will be made to the Participant’s estate.

In witness whereof, Ottawa Savings Bank has caused this Plan to be executed on this 29th day of October 2014 by a duly authorized member of the Board of Directors of Ottawa Savings Bank.

Ottawa Savings Bank

By:	/s/ Keith Johnson
Chairman of the Compensation Committee of Board of Directors